Exhibit 99.1

Sucampo Pharmaceuticals Receives U.K. Approval for AMITIZA in Chronic Idiopathic Constipation

BETHESDA, Md.--(BUSINESS WIRE)--September 12, 2012--Sucampo Pharmaceuticals, Inc. (“Sucampo”) (NASDAQ: SCMP) today announced that it has received approval from the Medicines and Healthcare products Regulatory Agency for AMITIZA® (lubiprostone) 24 mcg twice daily for the treatment of chronic idiopathic constipation (CIC) and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g., educational measures, physical activity) are inappropriate.

“The approval of AMITIZA in the U.K. is an important step in Sucampo’s comprehensive initiative to increase the global reach of AMITIZA. This regulatory milestone follows closely on the approval of AMITIZA in Japan, making AMITIZA the only drug approved for chronic constipation-related indications internationally, inclusive of the United States, Japan, Switzerland and the United Kingdom. We look forward to expanding the AMITIZA franchise into additional indications, such as opioid induced constipation, and geographic locations so that more patients can access this breakthrough medication,” commented Ryuji Ueno, M.D., Ph.D., Ph.D., Chair and Chief Executive Officer of Sucampo.

About Chronic Idiopathic Constipation (CIC)

Constipation is characterized by infrequent and difficult passage of stool and becomes chronic when a person suffers specified symptoms for over 12 non-consecutive weeks within a 12 month period. Chronic constipation is idiopathic if it is not caused by other diseases or by the use of medications. Symptoms of CIC include straining, hard stools, bloating and abdominal pain or discomfort.

The following information in the “About Lubiprostone” and “Important Safety Information” sections is based on the United Kingdom-approved Summary of Product Characteristics:

About lubiprostone (AMITIZA)

AMITIZA (lubiprostone) is a prostone, a locally acting chloride channel activator, indicated for the treatment of CIC (24 mcg twice daily) in adults and for IBS-C (8 mcg twice daily) in women 18 years of age and older in the United States. In Japan, lubiprostone (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Switzerland, lubiprostone 24 mcg twice daily is indicated for the treatment of chronic idiopathic constipation.

Important Safety Information

Lubiprostone is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider to confirm the absence of such an obstruction prior to initiating lubiprostone treatment.

There are no or limited data from the use of lubiprostone in pregnant women. Patients who become pregnant or are planning a pregnancy should be advised to consider the risks and benefits of continued AMITIZA therapy during pregnancy.

Nausea is the most commonly reported adverse drug reaction observed in pivotal clinical studies of AMITIZA, with 23.6% of patients experiencing at least one treatment related nausea event; however, of those patients, 93% reported only a single event during treatment with AMITIZA. Of all reported nausea events, 93.7% were mild to moderate in severity, and 4.0% discontinued treatment as a result of nausea. Administration of AMITIZA with food has been shown to reduce symptoms of nausea.

AMITIZA should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment. Patients should be instructed to inform their physician if severe diarrhea occurs.

Dyspnea or chest discomfort/pain (usually described as a sensation of chest tightness and/or difficulty taking in a breath) has been reported shortly after taking AMITIZA, and some patients have discontinued treatment. These symptoms generally resolve within a few hours of dosing, but recurrence has been frequently reported with subsequent doses. If these symptoms occur, the patient should seek medical advice before resuming treatment.

The safety of AMITIZA has been investigated in 301 patients in 3 pivotal clinical studies. During the pivotal clinical studies conducted on AMITIZA, a number of ADRs have been reported. The most common ADR reported by patients taking AMITIZA was nausea, with diarrhoea and headache also being commonly reported. Treatment-emergent adverse events led to premature study discontinuation for 8% of patients in the pivotal clinical studies.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global pharmaceutical company focused on innovative research, discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic catalysis by 15-PGDH of eicosanoids and docosanoids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo’s Chairman and CEO. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding CEO and currently Executive Advisor, International Business Development, and a member of the Board of Directors. For more information, please visit www.sucampo.com.

AMITIZA® is a registered trademark of Sucampo.

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the US and internationally and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's Form 10-K for the year ended Dec. 31, 2011, which the Company incorporates by reference.

CONTACT:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor, 1-240-223-3718
staylor@sucampo.com
or
Kate de Santis, 1-240-223-3834
kdesantis@sucampo.com